CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV and to the use of our report dated January 27, 2021 on the financial statements and financial highlights of Inspire Global Hope ETF, Inspire Small/Mid Cap Impact ETF, Inspire Corporate Bond Impact ETF, Inspire 100 ETF, Inspire International ESG ETF, and Inspire Tactical Balanced ESG ETF, each a series of shares of beneficial interest in Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the November 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 23, 2021